For Immediate Release

Joseph F. Berardino Joins ShopNBC Board of Directors

Minneapolis, MN –September 29, 2008: ShopNBC (Nasdaq:VVTV), a 24-hour TV shopping network, today announced the appointment of Joseph F. Berardino, former Chairman and CEO of Profectus BioSciences and previously CEO of Andersen Worldwide, to its Board of Directors. Effective October 1, 2008, Mr. Berardino will be a Managing Director at Alvarez & Marsal, a global professional services firm specializing in performance improvement, turnaround management and business advisory services.

As part of his appointment to the Board of Directors at ShopNBC, Mr. Berardino will join the Board’s special committee of independent directors, which is reviewing strategic alternatives to maximize the Company’s stockholder value. The special committee consists of three independent directors including George A. Vandeman, who is serving as its Chairman, Robert J. Korkowski, and Mr. Berardino. Mr. Berardino also will join the Board’s Human Resources and Compensation Committees.

“We are pleased to welcome Joe to our Board and look forward to benefiting from his insights and guidance,” said ShopNBC Chairman and CEO John Buck. “Joe’s in-depth knowledge of finance, strong commitment to corporate governance, and track record for improving shareholder value will be invaluable for our company.”

Prior to joining Alvarez & Marsal, Mr. Berardino was Chairman of the Board of Directors and Chief Executive Officer of Profectus BioSciences, a biotechnology company. He previously served as Vice-Chairman of Sciens Capital Management, a New York-based alternative asset management firm with assets under management exceeding $650 million. Before Sciens, Mr. Berardino was Chief Executive Officer of Andersen Worldwide, a global accounting and consulting firm. Mr. Berardino is the Chairman of the Finance Committee for the Board of Trustees for Fairfield University and non-executive director for Profectus.

Mr. Berardino remarked: “ShopNBC is the premier lifestyle brand in TV shopping today. I am excited to be part of this dynamic company and look forward to working with John and the Board.”

Mr. Berardino received his Bachelor of Science in Accounting from Fairfield University in 1972 and received its Beta Alpha Sigma award in 2001. Also in 2001, the University of the East (Philippines) awarded to him a Doctor of Law, Honoras Causa. He has been a Certified Public Accountant since 1975.

About ShopNBC

ShopNBC is a direct-to-consumer, multimedia shopping destination for little luxuries and fashion must-haves. The shopping network reaches 70 million homes in the United States via cable affiliates and satellite: DISH Network channel 228 and DIRECTV channel 316. ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (Nasdaq: VVTV). For more information, please visit www.ShopNBC.com.

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Contacts:
Frank Elsenbast, Chief Financial Officer, 952-943-6262
Anthony Giombetti, Media Relations, 612-308-1190